UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2013

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26497 Rancho Parkway South
Lake Forest, CA 92630
(Address of principal executive offices) (zip code)

(855) 266-4663
(Registrant’s telephone number, including area code)

_________________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2013, we entered into a sale-leaseback agreement with Domain Capital, LLC, pursuant to which we transferred our interest in the following domains to Domain Capital in exchange for one hundred and fifty-thousand dollars ($150,000.00): www.manufacturedhome.com, www.manufacturedhomes.com, www.manufacturedhouse.com, www.manufacturedhomes.net, www.modularhomes.com, www.traveltrailer.com, and www.toyhaulers.com (the Domains). That same day, we entered into a Lease Agreement with Domain Capital, pursuant to which we are leasing the Domains at a cost of five thousand, one hundred and ninety-nine dollars and eighty cents ($5,199.80) per month. The initial term of the Lease Agreement is thirty-six (36) months, and the sum of the lease payments due over the initial term are equal to the consideration we received for the Domains (i.e., $150,000.00) plus interest of fifteen percent (15%). The transactions closed on August 15, 2013, the date that the purchase price was delivered to us.

At the termination of the Lease Agreement, pursuant to the terms of a Buyback Agreement, we can exercise an option to re-purchase the Domains for a total purchase price of one dollar ($1.00), assuming we are not in default under the Lease Agreement at that time.

The proceeds we received from Domain Capital were used to satisfy outstanding debts related to our acquisition of the following three domains, with the balance allocated to working capital: www.modularhomes.com, www.traveltrailer.com, and www.toyhaulers.com.

Section 9 – Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

10.1	Transfer Agreement dated August 7, 2013.

10.2	Lease Agreement dated August 8, 2013.

10.3	Buyout Agreement dated August 8, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: August 16, 2013	By:	/s/ James Pakulis
James Pakulis
President and Chief Executive Officer

3